CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm”, and to the use of our report dated February 15, 2008 of Strategic Funds, Inc. (comprising, Dreyfus Premier New Leaders Fund), which is incorporated by reference in this Registration Statement on Form N-1A of Strategic Funds, Inc.

ERNST & YOUNG LLP

New York, New York April 25, 2008